SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND DELAWARE INVESTMENTS ARIZONA MUNICIPAL INCOME FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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IMPORTANT INFORMATION TO HELP YOU UNDERSTAND
AND VOTE ON THE PROPOSAL

     Below is a brief overview of the proposal on which you are being asked to vote. Your vote is important, no matter how large or small your holdings may be. Please read the full text of the Proxy Statement/Prospectus, which contains additional information about the proposal, and keep it for future reference.

     We appreciate you placing your trust in Delaware Investments and we look forward to continuing to help you achieve your financial goals.

     The Proposal: TO APPROVE AN AGREEMENT AND PLAN OF ACQUISITION PROVIDING FOR (I) THE ACQUISITION BY DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND (“ACQUIRING FUND”) OF SUBSTANTIALLY ALL OF THE ASSETS OF DELAWARE INVESTMENTS ARIZONA MUNICIPAL INCOME FUND, INC. (“TARGET FUND”), IN EXCHANGE FOR NEWLY ISSUED COMMON SHARES OF THE ACQUIRING FUND; (II) THE DISTRIBUTION OF SUCH NEWLY ISSUED COMMON SHARES OF THE ACQUIRING FUND TO HOLDERS OF COMMON SHARES OF THE TARGET FUND; AND (III) THE DISSOLUTION OF THE TARGET FUND THEREAFTER.

On what proposal am I being asked to vote?

     Shareholders of both the Delaware Investments National Municipal Income Fund (“Acquiring Fund”) and Delaware Investments Arizona Municipal Income Fund, Inc. (“Target Fund”, and together with Acquiring Fund, the “Funds”) are being asked to vote on the proposal described above.

Has the Board of Trustees/Directors for each Fund (the “Board(s)”) approved the proposal?

     Yes. After careful consideration, the Board for each Fund has unanimously approved the proposal and recommends that you vote “FOR” the proposal.

What will happen if the proposal is approved?

     If the proposal is approved by each Fund’s shareholders, the Acquiring Fund will acquire substantially all of the assets of the Target Fund in exchange for newly-issued shares of the Acquiring Fund (such transaction, the “Acquisition”). Target Fund shareholders at the time of the Acquisition will then become shareholders of the Acquiring Fund.

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     The Target Fund will retain sufficient assets to pay off any remaining liabilities, and then the Target Fund will be dissolved. After the Acquisition, the Acquiring Fund will continue to operate as a NYSE Amex listed closed-end fund managed by Delaware Management Company (its current investment manager), and the Acquiring Fund will continue to invest its assets pursuant to its existing investment objectives and strategies.

If approved by shareholders, when would the Acquisition be completed?

     The closing date for the Acquisition is currently expected to occur in July 2011, or such other date as the Boards of the Funds may mutually agree.

How do the Acquiring Fund and the Target Fund compare to each other?

     Each Fund is registered as a closed-end investment company under the Investment Company Act of 1940, and each Fund’s shares are listed and trade on NYSE Amex Equities. The Funds are managed by the same investment team and have similar investment objectives. The Acquiring Fund’s investment objective is to provide current income exempt from regular federal income tax, consistent with the preservation of capital. The Target Fund’s investment objective is to provide current income exempt from both regular federal income tax and Arizona state personal income tax, consistent with the preservation of capital. The main difference between the Funds’ investment objectives is that the Target Fund seeks to provide income exempt from Arizona state personal income tax, while the Acquiring Fund does not seek to provide income exempt from Arizona state personal income tax. The Funds also have similar investment strategies and philosophies as described in more detail in the Proxy Statement/Prospectus.

What factors did the Boards consider in approving the proposal?

     At meetings on November 17, 2010, December 17, 2010, and February 16, 2011, the Boards of the Funds met to consider whether the Agreement and Plan of Acquisition (the “Agreement”) and the Acquisition would be in the interests of the Funds and their shareholders.

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     In approving the Agreement and recommending that shareholders of each Fund approve the Agreement, the Boards considered the following potential benefits of the Acquisition, among other factors:
  Consistency of contractual management fee. The Funds have the same contractual management fee.

  Consistency of investment management. The Funds are managed by the same investment team with similar investment strategies and philosophies, so shareholders would receive the benefit of the continuity of the investment management team and a more straightforward transition of assets. The Acquiring Fund will retain its current investment objectives and strategies after the Acquisition, which are similar to those of the Target Fund as described further in the Proxy Statement/Prospectus.

  Improved economies of scale and potential for lower expense ratio. The sizes of the Funds are relatively small compared to other exchange-listed closed-end funds. As of the Funds’ last fiscal year end, the asset levels of the Funds were both below $50 million. The Board considered that shareholders may benefit from the larger assets of a combined Fund that, due to economies of scale, may have a lower expense ratio than either Fund currently has by itself. A larger combined Fund can potentially realize cost savings due to economies of scale, as certain fixed costs may be distributed over a larger asset base. Thus, the Fund’s investment manager projected that following the Acquisition the Acquiring Fund’s total expense ratio is anticipated to be 0.56%, less than the current total expense ratio for either Fund.

  Larger and more diverse investment universe. Given the current low level of new Arizona debt issuances, Target Fund shareholders may benefit from the more geographically diverse portfolio and more robust pool of investment securities that is available to the Acquiring Fund under its broader investment mandate.

  Performance. The Acquiring Fund had a better performance track record over the year-to-date and 1-year periods ending September 30, 2010, so investors may benefit from a combined Fund with improved investment performance.

  Similar distribution amounts. The Funds both make monthly distributions to shareholders and have the same monthly dividend payout amount of $0.0450 per share, and it is anticipated that shareholders in the Acquiring Fund after the Acquisition would continue to receive the benefit of a monthly distribution at a similar pre-tax distribution rate.
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  Potential greater liquidity. Shareholders may benefit from a combined Fund that may have better liquidity in the market place with a greater number of shares outstanding and a larger market capitalization after the Acquisition.

  Potential effect on discount. The Acquisition may not have any effect on the combined Fund’s discount from its net asset value (“NAV”). If the Acquiring Fund is trading at a lower discount than the Target Fund at the time of the Acquisition, it could allow for Target Fund shareholders to assume the Acquiring Fund’s smaller discount. However, there is no guarantee that the Acquiring Fund would have a smaller discount at the time the Acquisition is completed or that it would persist afterwards.

  Potential leverage opportunities. Neither Fund is currently leveraged. A larger, combined Fund might be in a better position to negotiate favorable terms for borrowing or other forms of leverage if the Acquiring Fund decides to seek leverage in the future.

  Tender offer after completion of Acquisition. The Acquiring Fund’s proposed tender offer described further below and in the Proxy Statement/Prospectus will temporarily increase liquidity in Acquiring Fund shares after the Acquisition and may temporarily reduce any discount at which such shares may be trading at that time. In light of the proposed tender offer, a major institutional shareholder of the Target Fund agreed to withdraw a conflicting shareholder proposal and to support approval of the Agreement and the Acquisition.
What will be the primary tax consequences of the Acquisition?

     It is expected that neither the Funds nor their shareholders will recognize any gain or loss for federal income tax purposes as a result of the Acquisition. Shareholders should consult their own tax advisor regarding the effect, if any, of the Acquisition in light of their individual circumstances (including state and local tax consequences of the Acquisition).

What are the terms of the Acquiring Fund tender offer described in the Proxy Statement/Prospectus?

     The Board of the Acquiring Fund has also approved a tender offer by the Acquiring Fund after the Acquisition is approved by shareholders of both Funds and completed (the “Tender Offer”). Under the terms of the Tender Offer, the Acquiring Fund would offer to purchase for cash up to 18% of the then-outstanding shares of the Acquiring Fund after the Acquisition at a per share price equal to 99% of the Acquiring Fund’s

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NAV per share at the expiration of the tender offer. If the Acquisition is completed, it is currently anticipated that the Tender Offer would be conducted by the end of the third quarter of 2011.

     The Tender Offer will be made only by an offer to purchase, a related letter of transmittal and other documents that will be filed with the U.S. Securities and Exchange Commission (“SEC”) as exhibits to a tender offer statement on Schedule TO. This disclosure is not a recommendation, an offer to purchase or a solicitation of an offer to sell stock of the Acquiring Fund. Because these Tender Offer documents will contain important information, each Fund’s shareholders are urged to read them carefully when they become available. When filed with the SEC, those documents will be available free of charge at the SEC’s website, www.sec.gov. Each Fund’s shareholders will also be able to obtain copies of these documents and other transaction-related documents, when available, by calling Delaware Investments toll-free at 800 523-1918.

What happens if the proposal is not approved?

     If the proposal is not approved by shareholders, the Acquisition would not be completed and the Funds would both continue to exist and operate on a stand-alone basis. In addition, the Acquiring Fund Tender Offer described above would not commence. At such time as is deemed appropriate, the Board for each Fund may consider alternative actions.

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COMMON QUESTIONS AND GENERAL INFORMATION
ABOUT THE SHAREHOLDER MEETING

When is the joint special meeting of shareholders scheduled to occur?

     The joint special meeting of shareholders is scheduled to occur on May 23, 2011 at 4:00 p.m., Eastern time, at the offices of Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, 26th Floor, Philadelphia, PA 19103.

Who is paying the costs of the joint special meeting of shareholders?

     The costs and expenses incurred by the Funds relating to the joint special meeting of shareholders, including the costs of preparing proxy solicitation materials and soliciting proxies in connection with the shareholder meeting, will be borne by the Funds and Delaware Management Company, the Fund’s investment manager. The costs and expenses shall be borne 30% by each of the Funds and 40% by Delaware Management Company.

How many votes are shareholders entitled to cast?

     Shareholders of each Fund are entitled to one vote for each full share and a fractional vote for each fractional share of the Fund that they owned as of the record date, which is March 24, 2011.

How do shareholders vote their shares?

     Shareholders can vote their shares by completing and signing the enclosed proxy card and mailing it in the enclosed postage-paid envelope. If you have received more than one proxy card, please fill them out and return each of them. Shareholders may also vote by touch-tone telephone by calling the toll-free number printed on their proxy card and following the recorded instructions. In addition, shareholders may vote through the Internet by visiting the Web site indicated on the proxy card and following the online instructions. If you have any questions before you vote, please call Computershare Fund Services, Inc., the Funds’ proxy solicitor, at 877-520-8548.

Who is Computershare Fund Services, Inc.?

     Computershare Fund Services, Inc. is a company, not affiliated with the Funds or Delaware Investments, that the Funds have hired to call shareholders and record proxy votes. In order to hold the shareholder meeting for each Fund, a minimum number of shareholders, or “quorum,” must be present or represented at the meeting. If a quorum is not attained, the meeting must adjourn to a future date. In order to attempt to prevent the adjournment of the shareholder meeting, as the meeting date

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approaches, you may receive a telephone call from a representative of Computershare Fund Services if your votes have not yet been received. The Fund also may attempt to reach you through multiple mailings to remind you to cast your vote.

How can I find more information about the proposal?

     You should read the Proxy Statement/Prospectus, which provides details regarding the proposal. If you have any questions, please call Computershare Fund Services at 877-520-8548.

How can I get another copy of the Proxy Statement/Prospectus?

     If you would like another copy of the Proxy Statement/Prospectus, please: (i) contact your participating broker/dealer firm or other financial intermediary; (ii) write to the Fund at: c/o Delaware Investments, 2005 Market Street, Philadelphia, PA 19103-7094; (iii) call Delaware Investments toll-free at 800-523-1918; or (iv) visit www.delawareinvestments.com/CEproxy.

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